Exhibit 10.28

November 25, 2014

June 3, 2014

Re: Offer of Employment

Dear Thomas,

We have very much enjoyed getting to know you over the last few weeks, and I am delighted to confirm the following offer of employment with Accretive Health.

You are invited to join Accretive Health as Senior Vice President, Corporate Controller and Chief Accounting Officer, commencing on June 9, 2014 (the “Start Date”). Your starting salary will be $285,000 per year, paid semi-monthly, and you will be eligible to participate in the Company’s Annual Bonus Program (the “Bonus Program”) with an annual bonus target of 40% of your base salary; provided that your annual bonus target for any bonus in respect of the calendar year 2014 will be prorated based on your Start Date. In addition, you are eligible to participate in the Company’s Long Term Incentive Program (the “LTI Program”) with an annual target equal to 30% of your base salary. The Bonus Program and LTI Program, and any awards made thereunder, are discretionary and may be earned based on your performance and that of the Company. The performance year for the Annual Bonus Program and LTI programs end December 31st. You will also be eligible to participate in Accretive Health’s employee health benefit programs beginning on your first day of employment.

Additionally, we would like to offer you a signing bonus of $75,000 (the “Signing Bonus”) to be paid within 30 days following the start of your employment (subject to any required deductions and withholding). Should you resign from your position at Accretive Health prior to the first anniversary of your employment Start Date, you will be required to repay to Accretive Health the entire amount of your Signing Bonus (i.e.. $75,000).

Finally, we will offer you a significant stake in the success of our Company in the form of an initial option grant for the purchase of 50,000 shares of Accretive Health common stock. This stock option grant will be made after your employment Start Date pursuant to the terms and conditions of the Accretive Health 2010 Stock Incentive Plan (the “Option Plan”). These options shall vest annually over a four year period on the anniversary of the date of grant (i.e., 25% annual cliff vesting) subject to your continued employment at Accretive Health, in accordance with the terms of the Option Plan.

As you know, this position will require your relocation to Chicago, Illinois. To assist you with this move, the Company will offer you a relocation package the details of which are available in the attached document.

Your employment with Accretive Health will be “at will”, meaning it is terminable at any time by either you or Accretive Health. Notwithstanding the foregoing, in the event that Accretive Health terminates your employment without “Cause” (as that term is defined in the Accretive Health, Inc. Severance Plan (the “Severance Plan”)), you shall be entitled to continuation of your base salary and continuation of the employer contribution to your then existing health benefit programs, for a period of six months following such termination, in each case in accordance with, and subject to, the terms and conditions of the Severance Plan (but, for the avoidance of doubt, you shall not be entitled to any continued participation in the Bonus Program or the LTI Program following any such termination).

Thomas, I truly believe that you will enjoy working with us and that you can help Accretive achieve new levels of success.

Agreed and Accepted:

Sean Orr	/s/ Thomas Gibson	6/2/2014
Chief Financial Officer	Thomas Gibson	Date